Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 50,271,966.84	0.0001381	$ 6,942.56
Fees Previously Paid
	Total Transaction Valuation:	$ 50,271,966.84
	Total Fees Due for Filing:			$ 6,942.56
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 2,248.13
	Net Fee Due:			$ 4,694.43
Offering Note
[1]	Calculated as the aggregate maximum purchase price for Class S common shares of beneficial interest, par value $0.01 per share, of KKR FS Income Trust Select ("Shares"), based upon the net asset value per Share as of July 31, 2026 of $24.82. This amount is based upon the offer to purchase up to 2,025,462 Shares. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Filing Fee Rate Advisory for Fiscal Year 2026. An aggregate fee of $7,026.02 was submitted with the filing of the Schedule TO-I by KKR FS Income Trust Select on June 1, 2026 (the "June 2026 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the June 2026 Schedule TO-I filed on July 24, 2026 was $4,777.89, as $34,597,347.42 in aggregate value of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $2,248.13of the filing fee paid in connection with the June 2026 Schedule TO-I was used to offset a portion of the filing fee in connection with this Schedule TO-I.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule TO	005-94422	06/01/2026		$ 2,248.13
Fee Offset Sources	KKR FS Income Trust Select	Schedule TO	005-94422		06/01/2026		$ 2,248.13